Exhibit 99.1

NUZEE, INC. Reports Fiscal Third Quarter 2024 Results

VISTA, California, August 20, 2024——NUZEE, INC., (“NUZEE” or the “Company”) (NASDAQ：NUZE) a Company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, today announced financial and operating results for the fiscal third quarter ended June 30, 2024.

Ms. Jianshuang Wang, Co- Chief Executive Officer of NUZEE, commented, “NUZEE is in the early stages of transforming itself into a leading digital marketing, sales and distribution company for consumer products. We have recently announced leadership changes and an exclusive sales and distribution agreement with a leading maca producer in Asia, and we expect to continue expanding our sales channels and product breadth.”

Q3 2024 Financial Highlights

●	Revenue increased +37% to $366,888 compared to $268,023 in the year ago period.

●	Net loss from continuing operations improved to ($1,192,434) from ($1,886,290) in the year ago period.

●	On April 27, 2024, the Company entered into a convertible note and warrant purchase agreement with certain investors providing for the private placement of convertible promissory notes in the aggregate principal amount of $320,000 and warrants to purchase up to an aggregate of 221,147 shares of the Company’s common stock. The closing of the private placement occurred on May 2, 2024. On June 12, 2024, the investors exercised their conversion option and converted the promissory notes to shares of common stock. As a result of the conversion, 222,972 shares of common stock were issued to the investors.

●	On June 4, 2024, the Company entered into a Securities Purchase Agreement with certain investors providing for the sale of 866,048 share of the Company’s common stock for an aggregate purchase price of $1,500,000. The closing of the sale of common stock took place on June 7, 2024.

Subsequent Events

●	On July 11, 2024 the Company entered into a Securities Purchase Agreement with certain investors providing for the sale of 2,040,814 shares of the Company’s common stock for an aggregate purchase price of approximately $3,000,000. In connection therewith, the Company entered into a Registration Rights Agreement providing, among other things, that the Company will as soon as reasonably practicable, and no later than September 30, 2024, file with the SEC a registration statement registering the resale of the shares of common stock. The transaction closed on July 18, 2024.

●	On July 24, 2024, the Company entered into a convertible note purchase agreement with certain investors to issue and sell convertible notes in the aggregate principal amount of approximately $300,000. The closing of the private placement took place on July 26, 2024. On July 26, 2024, the investors exercised their option to convert the notes to common stock.

About NUZEE, INC.

NUZEE, INC. is a digital marketing, sales and distribution company for various consumer products with focuses on food and beverages. Dedicated to reshaping the digital marketing and distribution with technological applications, the Company endeavors to create greater commercial value for its business partners and therefore enhance its own enterprise value and shareholders’ value of their stake in the Company. The Company has a professional brand and marketing management system, which can quickly help partnering enterprises achieve the connection, management, and operation of marketing channels domestically and globally.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.nuzee.vip

ir@ccmg.tech